Exhibit 10.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS “[***]”.

All provisions are subject to addition, elimination or revision by either Party. All provisions, communications and discussions are tentative until execution of a written agreement by both Parties.

EXCLUSIVE LICENSE AGREEMENT

AGT. NO. [***]

This Exclusive License Agreement (the “Agreement”) is made this 21st day of December, 2018 (the “Effective Date”) by and between the Ohio State Innovation Foundation, with an address at 1524 North High Street, Columbus, OH 43201 (hereinafter, “OSIF”) and Recursion Pharmaceuticals, Inc., with an address at 41 S. Rio Grande Street, Salt Lake City, UT 84101 (hereinafter, “Licensee”); collectively, “Parties”, or singly, “Party”.

WHEREAS, OSIF, the technology transfer function for The Ohio State University (“OSU”), owns, or has the right to license, or controls the Licensed Subject Matter;

WHEREAS, OSIF desires to have the Licensed Subject Matter developed and used for the benefit of the public; and

WHEREAS, Licensee desires to license the Licensed Subject Matter to develop and commercialize Licensed Products under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereby agree as follows:

1.	Definitions.

“Affiliate” means, with respect to a Party, any entity that: (a) directly or indirectly owns or controls; (b) is owned or controlled by; or (c) is under common ownership or control with such Party, for so long as such ownership or control exists; where “ownership” and

“control” mean: (i) possession, or the right to possession, of at least fifty percent (50%) of the voting stock of the entity; (ii) the power to direct the management and policies of the entity; (iii) the power to appoint or remove a majority of the board of directors of the entity; or (iv) the right to receive fifty percent (50%) or more of the profits or earnings of the entity. While an entity is an Affiliate, entitled to the benefits of an Affiliate under this Agreement, for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

“Assigned Assets” means all of OSIF’s right, title, and interest in and to the following non-patent assets owned by it and relating to the pharmaceutical composition known as AR-42: (i) the IND (as defined below) and all other regulatory permits held by OSIF and relating to AR-42, (ii) any AR-42 drug substance or drug product, whether clinical or research grade, owned by OSIF, as set forth on Appendix 5, (iii) the agreements set forth in Appendix 5.

“Clinical Trial” means use of a Licensed Product in humans as part of an investigation or study approved by an IRB in accordance with 21 C.F.R. §312 or equivalent rules or regulations outside of the United States.

“Confidential Information” means any information, whether provided orally, in writing or through tangible materials, that is provided by one Party (“Discloser”) to the other Party (“Recipient”) under this Agreement and designated as confidential or would under the circumstances of disclosure be reasonably expected to be treated as confidential; unless the information: (a) was already rightfully in possession of Recipient (or when Recipient is OSIF, in its possession or that of OSU) when provided by Discloser, as shown by competent evidence; (b) is now, or becomes in the future, public knowledge other than through a violation of this Agreement; (c) is independently developed by Recipient without use of or reference to the Confidential Information of Discloser, as shown by contemporaneously written records; or (d) is lawfully obtained without restriction from a Third Party who did not obtain the information directly or indirectly from Discloser (or when the Discloser is OSIF, from OSIF or OSU). The Assigned Assets and any reports provided by Licensee to OSIF pursuant to Section 4 hereof shall be considered the Confidential Information of Licensee.

“Contract Period” means each of the three-month periods ending on June 30, September 30, March 31, or December 31 of each Contract Year.

“Contract Year” means each 12-month period ending on December 31.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field of Use” means all fields.

“Government” means any agency, department or other unit of the United States of America or the State of Ohio.

“including” means including, but without limitation.

“IND” means investigational new drug application no.103279.

“IRB” means an institutional review board, independent review board or ethics committee.

“Licensed Know-How” means OSIF’s rights in all unpatented subject matter, know-how, data, results, reports, tangible materials and Confidential Information that are listed in Appendix 1 or otherwise related to or disclosed in the Patent Rights or Assigned Assets.

“Licensed Product” means any product, the manufacture, use, sale or importation of which would, but for the licenses granted herein, infringe a Valid Claim within the Patent Rights.

“Licensed Subject Matter” means Patent Rights and/or Licensed Know-How.

“Net Sales” means the gross amount of consideration received by Licensee, Affiliates, and/or Sublicensees for Licensed Products sold, leased, or otherwise transferred, less the amounts for the following items directly attributable to the Licensed Products and borne by Licensee, Affiliates, or Sublicensees as the provider: [***]. Net Sales on Licensed Products transferred as part of a non-cash exchange shall be calculated at the average amount invoiced to third parties for such Licensed Products in the same country in the applicable Contract Period. Net Sales shall not include sales or other transfers between or among Licensee or its Affiliates or Sublicensees, provided that if the applicable buying party or transferee further sells such Licensed Product to a Third Party, Net Sales shall include the amounts received by such selling party for such sale of Licensed Product.

If more than one product, component or service are combined for sale with a Licensed Product at a single offering price (e.g. as a kit including as separate items both a Licensed Product and a device or other freestanding product that is not a Licensed Product, or a Licensed Product combined with another active pharmaceutical ingredient) (a “Combination Product”), the total gross amount received for purposes of determining Net Sales shall be calculated by [***]. In the event that the Licensed Product or other product, component or service included in such Combination Product is not sold separately, Net Sales for royalty determinations shall be determined by Licensee in good faith based on the relative value of the Licensed Product, on the one hand, and the other products, components or services included in such Combination Product, on the other.

“Non-Royalty Sublicensing Consideration” means the gross amount of consideration, excluding royalties or profit shares based on Net Sales, received directly or indirectly by Licensee or its Affiliate(s) from a Sublicensee in consideration of a grant of a sublicense under the Patent Rights pursuant to a Sublicense Agreement, including any: [***]. Non-Royalty Sublicensing Consideration shall exclude: (1) funding for bona fide costs, including those relating to Licensee’s or such Sublicensee’s performing the prospective research and development or reimbursement for out-of-pocket costs incurred by Licensee, and (2) consideration for (i) the issuance of equity securities in Licensee or its Affiliate to the extent the amount paid for such securities does not exceed its fair market value or (ii) a sale of all or substantially all of the business or assets of Licensee or its Affiliates (whether by merger, sale of stock, sale of assets or otherwise) to which the final agreement relates. To the extent that Non-Royalty Sublicensing Consideration includes payments for both a sublicense under the Patent Rights as well as other intellectual property, undertakings or subject matter, such Non-Royalty Sublicensing Consideration from such sublicensing arrangement for calculating payments due to OSIF will be reasonably allocated by Licensee between such Patent Rights, on the one hand, and such other intellectual property, undertakings or subject matter, on the other, based on their relative value.

“Patent Rights” means OSIF’s rights in all: (a) patents and/or patent applications listed in Appendix 1; (b) patent applications that claim priority thereto, including all divisionals, continuations and continuations-in-part (but only to the extent of the subject matter that is fully disclosed and enabled by (a) to satisfy 35 U.S.C. §112); (c) patents issuing on (a) and/or (b); (d) reissues, reexaminations, extensions and supplementary protection certificates referencing any of the foregoing; and (e) any foreign counterparts of any of the foregoing.

“Payment Deadline” means each day that is [***] after the last day of any particular Contract Period.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee directly or indirectly through intermediaries grants a Third Party a sublicense, or option to obtain a sublicense, to practice the Patent Rights to develop, manufacture, offer for sale, or sell a Licensed Product. For clarity, a Sublicense Agreement shall not include a distribution agreement pursuant to which a Third Party receives the right to resell Licensed Product that is manufactured by or on behalf of Licensee or its Affiliate.

“Sublicensee” means any Third Party that is party to a Sublicense Agreement.

“Termination Effective Date” means November 16, 2017.

“Territory” means worldwide.

“Third Party” means any person or entity other than OSU, OSIF, Licensee or their respective Affiliates.

“Valid Claim” means a claim in an unexpired patent or pending patent application so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction in the relevant country; provided, however, that if a claim of a pending patent application has not issued as a claim of an issued patent within [***] after the earliest filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until such pending claim issues as a claim of an issued patent.

2.	License Grant and Assignment of Assigned Assets.

2.1

Grant. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, OSIF hereby grants and Licensee accepts a sublicensable (under multiple tiers), non-transferable, except as provided in Section 15:

(a)	royalty-bearing exclusive license under the Patent Rights to make, have made, use, sell, offer for sale, import, and otherwise exploit Licensed Product in the Field of Use in the Territory; and

(b)

fully-paid up, royalty free non-exclusive license under the Licensed Know-How to develop, make, have made, use, sell, offer for sale, import Licensed Products, and otherwise exploit Licensed Know-How, in the Field of Use in the Territory.

On behalf of itself and OSU, OSIF reserves the right to practice, have practiced and transfer the Licensed Subject Matter for teaching, education, public service, and non-commercial, non-clinical, clinical research purposes and to publish in connection therewith (subject to Section 9.6), including to grant rights to, and transfer material embodiments of, the Licensed Subject Matter to OSU, other academic institutions, non-profit research institutions and governmental entities for these purposes; provided that OSIF shall not practice, have practiced or transfer such reserved rights for any clinical purpose other than completion of the Existing Clinical Trials without Licensee’s prior written consent. The Parties acknowledge that OSIF may have granted certain rights under the Licensed Subject Matter prior to the Effective Date to certain academic institutions and/or non-profit research institutions for the purpose of performing the investigator-initiated clinical trials specified in Appendix 7 (“Existing Clinical Trials”).

Nothing contained in this Agreement or a Party’s performance hereunder shall be construed as conferring, by implication, estoppel or otherwise, upon Licensee,

Affiliates, Sublicensees, any party in privity therewith or any customer thereof, any right, title or interest under any intellectual or tangible property right at any time, except for those rights under the Licensed Subject Matter and Assigned Assets expressly granted herein, including the licenses and assignments set forth in Section 2.1 and Section 2.5, respectively. OSIF reserves all rights, titles and interests in and to its intellectual property not expressly granted herein.

2.2	Sublicensing. Subject to the terms and conditions of this Agreement and Licensee’s therewith, Licensee may grant and authorize sublicenses under the Licensed Subject Matter provided:

(a)

Any Sublicense Agreement: (i) is in writing; (ii) has restrictions consistent with and terms that do not exceed the scope of rights granted to Licensee hereunder; and (iii) includes a right of termination by Licensee in the event that Sublicensee acts in any manner that would constitute a material breach of this Agreement if such action or inaction were that of Licensee.

(b)

Licensee shall deliver to OSIF a copy of each Sublicense Agreement granted and all modifications or terminations thereof, within [***] following the applicable execution, modification or termination, provided that such copies may be redacted of information not necessary for OSIF to determine compliance hereunder.

(c)

Notwithstanding any Sublicense Agreement, Licensee shall remain liable to OSIF for all of Licensee’s duties and obligations contained in this Agreement and Sublicensee’s breach of its Sublicense Agreement to the extent it causes Licensee to breach this Agreement.

(d)	Licensee shall be and remain responsible for the acts or omissions of its Affiliates pursuant to any such sublicense.

2.3

Government Rights. Licensee understands that Licensed Subject Matter may have been conceived or first actually reduced to practice, or during the Term may be first actually reduced to practice, under a funding agreement with a Government and, if so, that Government has certain rights relative thereto. This Agreement is limited by and made subject to the Government’s rights under any such agreement and under any applicable Government’s law or regulation, including 35 U.S.C. §200 et seq. (“Bayh-Dole Act”). To the extent that there is a conflict between any such agreement, such applicable law or regulation and this Agreement, the terms and conditions of such Government agreement, and/or applicable law or regulation, shall prevail. Licensee agrees to comply and permit OSIF to comply with the Bayh-Dole Act, including to provide the reporting required, and unless waived pursuant to the Bayh-Dole Act to substantially manufacture Licensed Products and products produced through the use of Licensed Products in the United States.

2.4

Diligent Commercialization. Licensee, by itself or through its Affiliates or Sublicensees, shall use commercially reasonable efforts to commercialize Licensed Products in the Field of Use within the Territory. Without limiting the foregoing, Licensee shall, at a minimum: (a) use commercially reasonable efforts to maintain a bona fide, funded, ongoing and active research, development, manufacturing, marketing, or sales program to make, offer for sale and sell Licensed Products so that Licensed Products are commercially available to the public as soon as commercially practicable; and (b) fulfill the milestone events stated below (the “Diligence Milestones”):

Diligence Milestone	Date to be Completed/Achieved
Re-qualify existing drug substance and/or drug product within the Assigned Assets or manufacture sufficient GMP material of Licensed Product to initiate a Clinical Trial.	Within [***] of the Effective Date
Initiate or reinitiate a Clinical Trial. Such trial shall be deemed to have been initiated or reinitiated, as applicable, when such Licensed Product is first administered to any patient enrolled in such clinical trial	Within [***] of the Effective Date
Initiate a subsequent Clinical Trial. Such trial shall be deemed to have been initiated when such Licensed Product is first administered to any patient enrolled in such clinical trial.	Within [***] of the completion of the Clinical Trial in the previous Diligence Milestone

Licensee will have the right to extend the dates set forth above by making a payment of [***] per [***] extension. Licensee will have the right to make up to [***] such extensions. In the event of any such extension, any later occurring diligence milestones dates will be similarly extended without any payment by Licensee.

Without limiting the foregoing, if any of the obligations under this Section 2.4 are not fulfilled, OSIF may treat such failure as a breach in accordance with Section 8.3(b).

Licensee shall provide written notification of the completion of each Diligence Milestone to OSIF within thirty (30) days of completion.

2.5

Assignment of Assigned Assets. OSIF hereby transfers and assigns to Licensee all of its right, title, and interest in and to, and all of OSIF’s burdens, obligations and liabilities arising after the Effective Date in connection with, the Assigned Assets; provided that, any burdens, obligations or liabilities associated with the Assigned Assets that arose prior to, or result from facts or circumstances existing prior to, the Effective Date (including the Existing Clinical Trials) shall be and remain, as between the Parties, the responsibility of OSIF (“Retained Liabilities”). OSIF further agrees that it will execute all such other letters, documents, or instruments to memorialize the transfers and assignments herein, including but not limited to those letters, documents, or instruments to be furnished to the FDA in order to effect the transfer of the IND in accordance with the terms of this Agreement, as Licensee shall reasonably request and at Licensee’s expense. Licensee hereby accepts the assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of OSIF to be observed, performed, paid or discharged from and after the Effective Date, in connection with the Assigned Assets, other than the Retained Liabilities. OSIF shall defend and indemnify Licensee, its Affiliates and Sublicensees from and against any and all Retained Liabilities incurred by Licensee, its Affiliates or Sublicensees. OSIF shall promptly (but in any event upon Licensee’s request) transfer to Licensee copies of all data, reports and know-how within the Licensed Know-How and Assigned Assets, to the extent OSIF has actual possession of or access to such Licensed Know-How and Assigned Assets.

3.	Compensation.

3.1

Initial Fee. In consideration for the rights, licenses and assignments granted to Licensee herein, Licensee shall pay to OSIF a non-refundable, up-front Initial Fee in the amount of two million dollars ($2,000,000) (“Initial Fee”) within [***] of the Effective Date. The Initial Fee shall not be credited against any other amounts due under this Agreement.

3.2	Royalties. By each Payment Deadline, Licensee shall pay OSIF non-refundable and non-creditable running royalties as follows:

[***]

(collectively the “Royalties”). For clarity, Net Sales of Licensed Product up to [***] during each Contract Year will bear royalties at the [***] rate and any incremental Net Sales of Licensed Product during such Contract Year exceeding [***] will bear royalties at the [***] rate.

Royalties will be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, on Net Sales of Licensed Products until the last to expire Valid Claim within the Patent Rights covering the sale of such Licensed Product in the Field of Use in the country of sale.

In the event it becomes necessary for Licensee or its Affiliate or Sublicensee, in the reasonable opinion of its counsel, to obtain a license from a Third Party in order to make, have made, develop, import, use, sell, offer for sale, have sold or otherwise exploit any Licensed Product to avoid infringing an intellectual property right of a Third Party in that country, Licensee or its Affiliate or Sublicensee may offset the running royalties payable to OSIF on a Licensed Product-by-Licensed Product and country-by-country basis by up to [***] of the royalties paid to such Third Party for such license in any Contract Period.

Notwithstanding the foregoing, however, in no event, including the sale of a Combination Product, shall the Royalties payable by Licensee to OSIF be lower than [***] of Net Sales of a Licensed Product.

3.3	Reserved.

3.4

Milestone Fees. Licensee shall pay OSIF the following one-time milestone payments within (60) days of the first achievement of each corresponding Milestone with respect to a Licensed Product by Licensee, its Affiliate or Sublicensee, according to the following (collectively the “Milestone Fees”):

Milestone	Milestone Payment Amount (USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.5

Sublicense Fees. For clarity, Net Sales by Sublicensees shall be subject to royalties payable to OSIF as provided in Section 3.2. Within [***] of receiving any Non-Royalty Sublicensing Consideration, Licensee shall pay to OSIF an amount equal to the percentage of such Non-Royalty Sublicensing Consideration as follows, based on when the sublicense is granted to such Sublicensee (collectively the “Sublicensee Fees”); provided that any Milestone Fees paid or payable by Licensee shall be creditable against the Sublicensee Fees:

If such Sublicense is granted:	% Non-Royalty Sublicensing Consideration
[***]	[***]
[***]	[***]

4.

Reports and Plans. Utilizing the report forms in Appendices 2 and 3, incorporated herein by reference, Licensee shall provide to the attention of OSIF’s payment and reporting contact stated in Appendix 4: (a) an annual written summary progress report by [***] of each Contract Year; (b) a payment and royalty report each Contract Period by the applicable Payment Deadline. If no payments are due in any Contract Period, then Licensee shall submit the report so stating. The obligations in this Section 4 are in addition to and not in lieu of the other reporting obligations in this Agreement.

5.	Payment, Records, and Audits.

5.1

Payments. All amounts referred to in this Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. All payments to OSIF shall be made in U.S. dollars by check or wire transfer (Licensee to pay all wire or other transfer fees) payable to Ohio State Innovation Foundation as stated in Appendix 4. Except to the extent required by law, Licensee may not make any tax withholdings from payments to OSIF.

5.2

Sales Outside the U.S. If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with U.S. Generally Accepted Accounting Principles (or foreign equivalent).

5.3

Late Payments. Amounts that are not paid when due shall accrue a late charge from the due date until payment is received by OSIF, at a rate equal to 0.5% per month (or the maximum allowed by law, if less). Acceptance of late payments does not negate or waive any other right or remedy to which OSIF may be entitled.

5.4

Records. For a period of [***] after the Contract Period to which the records pertain, Licensee agrees that it, Affiliates and Sublicensees shall keep complete and accurate records pertaining to any consideration owed pursuant to this Agreement, including Net Sales, Royalty payment calculations, Milestone Fees, and Non-Royalty Sublicensing Consideration, in sufficient detail to enable payments to be determined and audited.

5.5

Auditing. OSIF or its representatives, shall be permitted, at OSIF’s expense, to periodically examine and/or audit the records required by Section 5.4 (“Examination”) during regular business hours, at Licensee’s and/or its Sublicensee’s place of business, on at least [***] advance notice, to verify any payment or report made pursuant to this Agreement. For each Sublicensee, Licensee shall obtain similar Examination rights for itself. If Licensee conducts an Examination of Sublicensee’s records, Licensee shall furnish to OSIF a copy of the findings from such Examination. No more than one Examination of Licensee shall be conducted under this Section 5.5 in any Contract Year. If any amounts due OSIF have been underpaid as of the date of the Examination, then Licensee shall immediately pay OSIF the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than [***] of the total amount due for the records so examined, Licensee shall also reimburse OSIF the costs of such Examination and any collection actions taken. Such Examinations may, at OSIF’s sole discretion, consist of a self-audit conducted by Licensee at OSIF’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be the Confidential Information of Licensee.

6.	Intellectual Property Management.

6.1	Reserved.

6.2

Ongoing Patent Expenses. Licensee shall reimburse OSIF for all costs and expenses that it incurs in the prosecution and maintenance of the Patent Rights on or after the Effective Date within [***] after Licensee’s receipt of each invoice. Notwithstanding the foregoing, OSIF may require Licensee to pre-pay such costs and expenses predicted for certain Patent Rights upon not less than thirty (30) days’ prior written request, in the event of extraordinary expenses to be incurred, including for nationalization of the Patent Rights. Any such predicted amounts that are in excess of OSIF’s actual costs in prosecuting and maintaining the Patent Rights will be promptly refunded to Licensee or credited against future prosecution and maintenance cost with respect to the Patent Rights, at Licensee’s direction. Without limitation, failure to strictly comply with Sections 6.1 or 6.2 shall be considered a payment default under Section 8.3(a).

6.3

Responsibility & Coordination. OSIF shall control the preparation, prosecution, defense and maintenance of the Patent Rights using counsel of its choosing. So long as Licensee is not in default of Section 6.2, OSIF shall instruct such patent counsel to provide copies of all material documents it receives from or submits to (at least [***] prior to submission) patent offices regarding the Patent Rights in the Field of Use and Territory and OSIF shall reasonably consider Licensee’s comments when timely provided. OSIF shall pay under large entity designation unless the Licensee and each of its Sublicensees are entitled to claim small entity designation with the USPTO and Licensee has provided OSIF written notice thereof. Licensee shall promptly notify OSIF upon loss of entitlement to small entity designation and, without limitation, pay all costs and expenses associated therewith.

6.4

Foreign Filings. In addition to the U.S., the Patent Rights shall, subject to applicable bar dates and Licensee’s compliance with Section 6.2, be pursued in such foreign countries as Licensee so designates in writing to OSIF in sufficient time to reasonably enable the preparation of such additional filings (in no event less than [***] prior to any deadline), and in those foreign countries in which OSIF has filed applications prior to the Effective Date.

6.5

Withdrawal from Paying Patent Costs. If at any time Licensee wishes to cease paying for any costs for a particular Patent Right, including for patent prosecution, in a particular jurisdiction, Licensee must give OSIF at least [***] prior written notice and Licensee shall continue to be obligated under Section 6.2 for costs and expenses incurred during said notice period. Thereafter, said patent application or patent in such jurisdiction shall no longer be included in the Licensed Subject Matter and Licensee shall have no further rights thereto.

6.6

Challenge. In the event Licensee, its Affiliate and/or any Sublicensee intends to challenge the validity or enforceability of any of the Patent Rights, whether through a declaratory judgment action, opposition, post-grant proceeding or otherwise, then Licensee shall: (a) use reasonable efforts to give OSIF [***] days prior written notice; (b) continue to make all payments due hereunder directly to OSIF; and (c) have no right to pay into escrow or other account any amounts due OSIF hereunder; provided that, OSIF’s sole remedy for Licensee’s breach of Section 6.6(a) shall be termination in accordance with Section 8.3(c), if such challenge is made. For purposes of clarity, no payment made to OSIF pursuant to this Section 6.6 is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Patent Rights are invalid or unenforceable.

7.	Infringement and Litigation.

7.1

Licensee’s Enforcement Rights. If either Party becomes aware of any threatened or actual infringement of the Patent Rights, then such Party shall notify the other Party thereof and Licensee shall have the first right, in its discretion, to abate the infringement in the Field of Use and in the Territory, within a period of [***] from its receipt of notice of such infringement, provided OSIF is kept fully informed and given the opportunity to advise and comment thereon. Licensee shall take into account all comments offered from or on behalf of OSIF. Licensee shall be responsible for payment of all costs and expenses associated with such abatement, including those costs and expenses incurred by OSIF in providing cooperation or joining an enforcement action as a party as provided in Section 7.3. Notwithstanding Section 3.5, amounts received, including for lost profits, in excess of Licensee’s costs and third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by

Licensee to OSIF under this Section 7.1, shall be shared with OSIF by Licensee within [***] of receipt at a payment rate of: [***].

7.2

OSIF’s Enforcement Rights. After the [***] period described in Section 7.1, or earlier if Licensee provides written notice to OSIF that Licensee does not intend to initiate abatement, then OSIF shall have the right, at its sole discretion and expense, to abate the infringement, or potential infringement, provided that (a) Licensee is kept fully informed and given the opportunity to advise and comment on any such abatement action taken by OSIF and (b) OSIF will not grant a release, settle or otherwise compromise any such abatement action in a manner that adversely affects Licensee’s interests without Licensee’s prior written consent, which shall not be unreasonably withheld. OSIF shall take into account all comments offered from or on behalf of Licensee. OSIF shall be responsible for payment of all costs and expenses associated with such abatement action, including those costs and expenses incurred by Licensee in providing cooperation or joining an enforcement action as a party as provided in Section 7.3. Any amounts received, including for lost profits, in excess of OSIF’s costs and third-party expenses in enforcing the Patent Rights, shall be shared with Licensee by OSIF within [***] of receipt at a payment rate of: [***].

7.3

Cooperation between OSIF and Licensee. In any infringement suit or dispute regarding the Patent Rights, the Parties agree to cooperate fully with each other in a reasonable manner provided costs and expenses are being reimbursed as allocated in this Section 7. If it is necessary to name OSIF as a party in such action, then Licensee must first provide OSIF with prior written notice of such requirement, and OSIF shall join as a party to such action at Licensee’s expense. Regardless, OSIF shall have the right to be represented by counsel selected by OSIF.

8.	Term and Termination.

8.1

Term. Unless earlier terminated as provided herein, the term of this Agreement shall commence on the Effective Date and continue until the last to expire Valid Claim within the Patent Rights (“Term”). Upon expiration (but not earlier termination) of this Agreement, the licenses granted to Licensee in Section 2.1 shall become fully paid-up, perpetual, irrevocable and non-exclusive.

8.2

Termination by Licensee. Licensee, at its option and for any reason, may terminate this Agreement by providing OSIF written notice, and such termination shall become effective [***] after receipt of such notice by OSIF.

8.3

Termination by OSIF. OSIF, at its option, may immediately terminate this Agreement, in whole or in part, upon delivery of written notice to Licensee of OSIF’s decision to terminate, if any of the following occur:

(a)	Licensee has failed to make any payment when due under this Agreement, and does not make the required payment within [***] after delivery of written notice of such failure from OSIF;

(b)	Licensee is in material breach of any non-payment provision of this Agreement, and does not cure such breach within [***] after delivery of written notice from OSIF; or

(c) To the extent not prohibited by applicable law, Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, ownership or scope of one or more Valid Claims of the Patent Rights, or assist a Third Party in pursuing such a proceeding or action; provided that such challenge is, in the case of such a challenge brought by Licensee or its Affiliate, directed to subject matter within the scope of the licenses granted to Licensee hereunder or, in the case of such an action brought by a Sublicensee, is directed to subject matter (and is brought in the territory) within the scope of the sublicense granted to such Sublicensee pursuant to the applicable Sublicense Agreement. Such termination shall be effective, with respect to the initiating party, after [***] written notice by OSIF to Licensee, unless (i) Licensee, or such Affiliate or Sublicensee (as applicable), within such [***], withdraws from such patent challenge, or (ii) in the case of a challenge by a Sublicensee, Licensee terminates the Sublicense Agreement with such Sublicensee. Notwithstanding anything herein to the contrary, termination by OSIF under this Section 8.3(c) is not permitted for any counterclaim or defense made by Licensee, an Affiliate or Sublicensee as a defendant in any patent infringement claim made by or on behalf of OSIF, based on activities that are outside of the scope of the applicable license or sublicense granted hereunder;

provided, in the event of termination by OSIF under subsections (a) and (b) above, that OSIF may not terminate this Agreement if before the expiration of the [***], as applicable, Licensee has cured the breach or default and provides OSIF with written evidence of such cure; and further provided that if such breach cannot be cured within such [***] period (as determined in good faith by Licensee and communicated to OSIF in writing prior to the expiration of such [***] period), so long as Licensee is using good faith efforts to and can demonstrate reasonable steps to cure any default that could not reasonably be cured within the [***] time period, Licensee shall not be deemed in material breach of this Agreement due to such alleged material breach (and, for clarity, OSIF may not terminate this Agreement due to such alleged material breach) and OSIF agrees to work with Licensee in good faith to develop a plan to accomplish such cure, which plan shall be submitted in writing to OSIF.

8.4	Other Conditions of Termination. This Agreement shall terminate:

(a)

Upon written notice thereof by OSIF to Licensee, unless prohibited by applicable law, without the necessity of any additional action being taken by OSIF or Licensee if: (i) Licensee files a bankruptcy action or is finally adjudicated bankrupt or insolvent; (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business; (iii) Licensee ceases its business operations; (iv) Licensee makes an assignment for the benefit of creditors; or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise, and such act is not reversed within [***] of its institution; provided that, in each case (i)-(v), Licensee shall provide notice to OSIF within [***] of the occurrence of any of the events set forth in subsections (i)-(v) herein; or

(b)	At any time by mutual written agreement between Licensee and OSIF.

8.5	Effect of Termination. If this Agreement:

(a)

Is terminated, then all Sublicense Agreements in compliance with this Agreement where the Sublicensee is in compliance as of the date of such termination with such Sublicense Agreement shall remain in effect and such Sublicensee shall become a direct licensee of OSIF, except that OSIF shall not be bound by terms or conditions set forth in any Sublicense Agreement that extend beyond the duties and obligations of OSIF set forth in this Agreement and such Sublicensee’s financial obligation to OSIF shall be equal to the amount that OSIF would otherwise be entitled to receive as a result of such Sublicensee’s activities if this Agreement had remained in effect;

(b)

Is terminated, then, except as expressly set forth herein, all rights and obligations under this Agreement shall terminate, provided that for [***] following the date of such termination, Licensee may sell any remaining inventory of Licensed Products that it holds as of the effective date of such termination, subject to its royalty obligations hereunder;

(c)

Is terminated or expires, then Licensee shall tender payment of all accrued payments due to OSIF as of the effective date of termination or expiration within [***] of such termination or expiration, including payment of all unreimbursed costs and expenses incurred under Section 6 prior to the effective date of termination or expiration upon receipt of invoice therefor, and render a final report covering the subject matter described in Section 4;

(d)

Is terminated or expires, then nothing in this Agreement shall be construed to release either Party from any right or obligation that matured prior to the effective date of termination or expiration; and

(e)

Is terminated or expires, then this Section 8.5 (Effects of Termination) and Sections 1 (Definitions), 2.5 (Assignment of Assigned Assets), 7.1 (Licensee’s Enforcement Rights), 7.3 (Cooperation between OSIF and Licensee), 8.1 (Term), 9 (Confidentiality), 11.2 (OSIF Disclaimers), 12 (Limit of Liability), 13 (Indemnification Obligation), 14 (Insurance Requirements), 15 (Assignment), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) shall survive any termination or expiration of this Agreement. In addition, the provisions of Sections 3 (Compensation), 4 (Reports and Plans), 5 (Payment, Records and Audits), 6 (Intellectual Property Management) and 8 (Term and Termination) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of this Agreement.

9.	Confidentiality.

9.1

Treatment of Confidential Information. Recipient shall use reasonable care to safeguard the confidentiality of the Confidential Information of Discloser and shall not provide any such Confidential Information to third parties or use other than as permitted below without Discloser’s prior written consent.

9.2	Right to Disclose.

(a)

Licensee consents to OSIF disclosing Confidential Information of Licensee to OSU, and other third parties to the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, on the condition OSIF has confidentiality obligations and non-use restrictions at least as stringent as those on OSIF hereunder with OSU and/or such third parties.

(b)

To the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, Licensee may disclose Confidential Information of OSIF on the condition that the party to whom it provides the Confidential Information has agreed to terms and conditions of confidentiality and non-use at least as stringent as those on Licensee herein.

(c)

If Recipient is required by law, regulation, or court order to disclose any of the Confidential Information of Discloser, then it may do so provided it had promptly notified Discloser in advance and had reasonably assisted Discloser, if needed, for Discloser to try to obtain a protective order or other remedy of Discloser’s election and expense. Any Confidential Information of Discloser so disclosed shall maintain its confidentiality protection for all purposes other than such legally required disclosure.

(d)	Notwithstanding anything to the contrary, neither Party is obligated to maintain the existence of this Agreement as Confidential Information.

9.3

Press Release. The Parties mutually agree that the press release substantially in the form of the attached hereto as Appendix 6 with respect to this Agreement does not disclose either party’s Confidential Information. Further, the Parties agree to work in good faith to obtain any requisite approvals of the press release and in no case later than January 7, 2019.

9.4

Surviving Obligations. All Confidential Information of the Discloser shall be returned or destruction certified by Recipient at the end of the Term, at Discloser’s election, provided that Recipient shall be permitted to retain one copy of such Confidential Information in its legal function solely in order to verify its compliance hereunder and exercise any surviving rights hereunder, and electronic records maintained for archival purposes need not be destroyed. The Parties’ confidentiality and non-use obligations under this Agreement shall survive the expiration or termination of this Agreement, and shall continue for a period of seven (7) thereafter.

9.5

Injunctive Relief. In addition to and not in lieu of any other rights or remedies, Discloser may seek specific performance, injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 9 without showing actual monetary damages in connection therewith.

9.6

Publication. To avoid loss of patent rights as a result of premature public disclosure of inventions or data, OSIF, on behalf of OSU, shall submit to Licensee as promptly as practicable under the circumstances:

(i) all invention disclosure forms received by OSIF from OSU personnel that directly relate to the pharmaceutical composition known as AR-42 (“AR-42”),

(ii) any publication, presentation or other disclosure of any information directly relating to AR-42 that OSIF, through OSU’s technology transfer office, becomes aware of (“Relevant Publications”), and

(iii) advance copy of any manuscript for the proposed publication or disclosure in (ii) above.

The Parties acknowledge the mutual goal of avoiding loss of patent rights and protection of Licensee’s Confidential Information and shall endeavor in good faith to provide Licensee with advance notice of Relevant Publication (including a copy of such Relevant Publication) and delay such Relevant Publication so that (a) a patent application may be filed on any invention directly relating to AR-42 which is disclosed in such publications, presentation, or other disclosure and/or (b) Licensee’s Confidential Information may be deleted. To assist in achieving this mutual goal, OSIF shall, promptly after execution of this Agreement, notify OSU personnel of this Agreement who are known to OSIF to be interested in conducting future or ongoing research relating to AR-42 of the existence of this Agreement and the

Parties’ mutual goal of avoiding loss of patent rights and Licensee’s Confidential Information relating to Licensed Subject Matter.

10.

Export Compliance. Without limiting Section 11.3(i), Licensee shall observe all applicable United States and foreign laws and regulations with respect to the research, development, manufacture, marketing and transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulation and hereby represents and covenants that Licensee: (a) is neither a national of, nor controlled by a national of, any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a person specifically designated as ineligible to export from the United States or deal in U.S. origin goods, services, or technologies; (c) shall not export or re-export, directly or indirectly, any goods, services, or technology to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology or services; and (d) in the event that a United States government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired from OSIF under this Agreement and/or any products created by using such technical information or any part thereof), shall obtain any necessary United States government license or other authorization prior to undertaking the export or re-export. Without limitation, Licensee shall include a provision in Sublicense Agreements, substantially similar to this Section 10, requiring that Sublicensees comply with all then-current applicable export laws and regulations and other applicable laws and regulations.

11.	Representations and Disclaimers.

11.1

OSIF Representations. Except for the rights, if any, of the Government, OSIF represents and warrants to Licensee that to the knowledge of OSIF: (a) OSIF is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner); (b) OSIF has the right to grant the license(s) hereunder; and, (c) OSIF has not knowingly granted and shall not knowingly grant licenses or other rights under the Patent Rights and Assigned Assets that are in conflict with the terms and conditions in this Agreement. OSIF further represents and warrants to Licensee that, since the Termination Effective Date: (a) OSIF has maintained the IND in compliance with all applicable laws and (b) OSIF has not initiated, conducted or otherwise resumed any clinical trial activities pursuant to the IND. OSIF further represents and warrants that the INDs are scientifically valid and in compliance with FDA regulations and guidelines.

11.2	OSIF Disclaimers. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT OSIF MAKES NO

OTHER REPRESENTATIONS OR WARRANTIES AND OSIF, ON BEHALF OF ITSELF AND OSU, EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING AS TO THE LICENSED PRODUCTS AND ASSIGNED ASSETS, THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, NONINFRINGEMENT, BREADTH OF PATENT RIGHTS, WHETHER ANY CLAIM WILL ISSUE OR IS VALID, AND AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH MAY BECOME HELD, BY ANY ENTITY THAT MIGHT BE REQUIRED FOR THE PRACTICE OF LICENSED SUBJECT MATTER AND ASSIGNED ASSETS.

11.3

Licensee Representations, Warranties and Covenants. Licensee represents and warrants that: (a) Licensee has not been unlawfully induced in any way by OSIF or its representatives to enter into this Agreement and (b) it is a duly organized and validly existing entity in good standing under the laws of its jurisdiction of organization, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder. Licensee shall: (i) comply with all applicable international, national, or local laws and regulations in its performance under this Agreement, including export control laws; (ii) shall exercise commercially reasonable efforts to pursue the development, manufacture, and sale of Licensed Products throughout the Term; and (iii) shall continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 14.

12.

Limit of Liability. IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STUDENTS, TRUSTEES, AGENTS OR INDEPENDENT CONTRACTORS IN THEIR CAPACITY FOR SUCH PARTY OR SUCH AFFILIATE, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS OR REVENUE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR LICENSED SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES, OTHER THAN FOR LIABILITIES AGAINST SUCH PARTY FOR WHICH IT PROVIDES INDEMNIFICATION IN ACCORDANCE WITH THIS AGREEMENT OR, WITH RESPECT TO LICENSEE, FOR MISUSE, MISAPPROPRIATION OR INFRINGEMENT OF OSIF’S INTELLECTUAL PROPERTY RIGHTS, OR FOR BREACH OF ARTICLE 9 (CONFIDENTIALITY).

13.	Indemnification Obligation. Licensee agrees to hold harmless, defend and indemnify OSIF, OSU, their respective Affiliates, and their respective officers,

directors, employees, students, inventors, trustees, agents, and independent contractors (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses, including reasonable attorneys’ fees and other expenses of litigation, resulting from claims or demands brought by third parties (collectively “Liabilities”) against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with this Agreement, and/or the exercise or practice of the rights granted hereunder by or under authority of Licensee and/or Sublicensee; provided, however, Licensee shall have no responsibility or obligation under this Section to the extent of Liabilities caused solely by the gross negligence or willful misconduct by OSIF or breach of this Agreement by OSIF.

14.

Insurance Requirements. Prior to any Licensed Product being used in humans, including for the purpose of obtaining regulatory approval, or offered for sale by Licensee or Sublicensee, and for a period of five (5) years after this Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product to ensure its obligations under this Agreement. Licensee shall use commercially reasonable efforts to have OSIF, OSU and their respective Affiliates, officers, directors and employees named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (a) product liability coverage; (b) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (c) coverage for abatement and/or litigation costs. Upon request by OSIF, Licensee shall provide OSIF with written evidence of such insurance. Additionally, Licensee shall provide OSIF with advance written notice of at least sixty (60) days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.

Assignment. This Agreement is not assignable or otherwise transferable, including by operation of law, merger or other business combination, by Licensee without the prior written consent of OSIF, which consent shall not be unreasonably withheld, provided that Licensee may assign this Agreement without such consent to an Affiliate or to a successor to all or substantially all of its business or assets to which this Agreement pertains (whether by merger, acquisition, operation of law or otherwise). For any permitted assignment or transfer to be effective, Licensee must be in good standing under this Agreement and the assignee must assume in writing all of Licensee’s interests, rights, duties, liabilities and obligations under this Agreement and agree to comply with all terms and conditions of this Agreement as if assignee were an original Party to this Agreement. OSIF shall be notified of such assignment within thirty (30) days of its execution.

16.

Patent Markings. To the extent required by law, Licensee agrees that all Licensed Products shall be marked as permitted in accordance with each country’s patent marking laws, including Title 35, U.S. Code, in the United States.

17.

Use of Name. Except as set forth in Section 9.3 and as otherwise reasonably necessary to describe the relationship between Licensee and OSIF, neither Party shall use the name, trademarks or other marks of the other Party (or in the case of OSIF, OSU) without the advance written consent of such other Party and, in the case of OSU, OSU’s Office of Trademarks and Licensing. OSIF and OSU may use Licensee’s name solely for purposes of listing Licensee in annual reports, brochures, website and internal reports without prior consent.

18.

Notices. Any notice or other communication of the Parties required or permitted to be given or made under this Agreement shall be in writing and shall be deemed effective on the date received when sent in a manner that provides confirmation or acknowledgement of delivery and received at the applicable address set forth in Appendix 4, incorporated herein by reference. Notices required under this Agreement may be delivered via E-mail (receipt confirmed). Late payment notices are sufficiently delivered via E-mail only.

19.	General Provisions.

19.1

Binding Effect. This Agreement is binding upon the Parties hereto, their respective executors, administrators, heirs, assigns and successors in interest and inures to the benefit of the Parties and their permitted successors and assigns. Conveyances made in contravention with the terms of this Agreement shall be null and void.

19.2

Construction of Agreement. Both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement. Headings are for the convenience of the Parties and do not impart independent meaning to this Agreement.

19.3

Counterparts and Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of this Agreement by transmission of a signed copy of this Agreement via facsimile or email.

19.4

Registration of Licenses. Licensee agrees to register and give required notice concerning this Agreement, at its expense, in each country where an obligation exists under law to so register or give notice and shall reasonably consider OSIF’s comments regarding redaction.

19.5

Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with laws of the State of Ohio, without regard to choice of law and conflicts of law principles. The Parties agree that any claim or cause of action regarding this Agreement shall be brought in a court of competent jurisdiction in [***].

19.6

Modification. Any modification of this Agreement shall be effective only if it is in writing and signed by duly authorized representatives of both Parties unless provided under Sections 2.2, 2.3, 6.4 or 6.5.

19.7

Severability. If any provision hereof is invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable.

19.8

Third Party Beneficiaries. Nothing in this Agreement shall be interpreted as placing the Parties in an employment, partnership, joint venture or agency relationship and neither Party shall have the right or authority to obligate or bind the other Party on its behalf. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties, OSU, and their permitted successors and assigns.

19.9

Waiver. Neither Party shall be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

19.10

Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Ohio State Innovation Foundation		Recursion Pharmaceuticals:

BY:	/s/ R. Scott Osborne	BY:	/s/ Chris Gibson
NAME:	R. Scott Osborne	NAME:	Chris Gibson
TITLE:	President	TITLE:	Co-Founder & CEO
DATE:	December 22, 2018	DATE:	December 21, 2018

Appendix 1

Description of Licensed Subject Matter

Patent Rights

Country	Title	Application No.	Filing Date	Patent No.
United States	Methods and Compositions for Treating Multiple Myeloma	15/254,900	9/1/2016
Australia	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	2014353070	11/19/2014
Canada	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	2930606	11/19/2014
China	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	2014800636797	11/19/2014
European Patent Office	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	14824959.2	11/19/2014
Hong Kong	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	171034759	11/19/2014
India	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	201617019838	11/19/2014
Japan	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	2016530241	11/19/2014
Republic of Korea	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	1020167016307	11/19/2014
Mexico	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	MXA2016006058	11/19/2014
Russian Federation	Hdac Inhibitors for Suppressing Cancer-Related Cachexia	2016118228	11/19/2014
United States	Methods for Suppressing Cancer-Related Cachexia	14/547,771	11/19/2014
United States	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	10/597,022	12/1/2004	9,115,090
United States	Zn2+chelating motif-tethered short-chain fatty acids as a novel	12/361,626	1/29/2009	8,318,808

	class of histone deacetylase inhibitors
Australia	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	2004296764	12/1/2004	2004296764
Canada	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	2552279	12/1/2004	2552279
Switzerland	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Denmark	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Spain	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Finland	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Ireland	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Luxembourg	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Netherlands	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Belgium	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Germany	Zn2+-chelating motif-tethered short-chain fatty acids as a novel	04812666.8	12/1/2004	1696898

	class of histone deacetylase inhibitors
France	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
United Kingdom	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Hungary	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Italy	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Liechtenstein	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Monaco	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	04812666.8	12/1/2004	1696898
Japan	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	2006-542704	12/1/2004	5107579
Japan	Zn2+-chelating motif-tethered short-chain fatty acids as a novel class of histone deacetylase inhibitors	2011-144993	6/29/2011	5702681
PCT	METHODS AND COMPOSITIONS FOR THE TREATMENT OF CANCER CACHEXIA	PCT/US2018/050928	9/13/2018

Licensed Know-How

[***]

Appendix 6

Press Release

Recursion Signs Global Licensing Agreement with the Ohio State Innovation Foundation to Develop REC-2282 to Treat Neurofibromatosis Type 2

SALT LAKE CITY, December XX, 2018 — Recursion, a clinical-stage biotechnology company combining artificial intelligence (AI), experimental biology and automation to discover and develop drugs at scale, today announced it has entered into a licensing agreement with the Ohio State Innovation Foundation (OSIF), the technology transfer function of The Ohio State University, gaining rights to OSU-HDAC42, a clinical stage compound that will be developed by Recursion as REC-2282. Recursion plans to develop the compound in neurofibromatosis type 2 (NF2), a devastating rare tumor syndrome.

“We leveraged our unique discovery platform to identify potential therapies for NF2 from among known compounds with the potential for accelerated development,” said Chris Gibson, Ph.D., co-founder and CEO of Recursion. “We found a strong signal in our data for REC-2282 as a potential treatment for NF2, and upon further diligence, discovered the drug was already being pursued in the treatment of this disease. The universe of experimental treatments is vast, but the data arbitrage generated empirically on our platform gave us the confidence to move forward quickly.”

Under the terms of this agreement, Recursion obtains exclusive worldwide rights to develop and commercialize REC-2282. OSIF receives an initial upfront payment and is eligible to receive additional payments if the program achieves predetermined development and regulatory milestones, along with royalties on sales. Full financial terms have not been disclosed.

“Adding REC-2282 to our clinical pipeline and driving to a rapid determination of its efficacy and safety for NF2 patients marks another important step in Recursion’s growth and more importantly may offer a better treatment option for this terribly underserved patient population,” said Tim Considine, Senior Vice President, Strategic Development at Recursion. “We are excited to build on existing clinical data to advance this program to human proof of concept in NF2 as rapidly as possible.”

Earlier this year, Recursion announced that its Investigational New Drug (IND) application for another disease of unmet need, cerebral cavernous malformation (CCM), was cleared by the Food and Drug Administration (FDA), and that program is currently enrolling subjects in Phase 1.

About Neurofibromatosis Type 2

Neurofibromatosis type 2 is a genetic condition most commonly associated with bilateral vestibular schwannomas, also known as acoustic neuromas. These are benign (noncancerous) tumors that occur on the nerves responsible for balance and hearing in the inner ear. Patients can also have meningiomas, a slow-growing tumor that usually develops on the surface of the brain. Although these tumors are benign, they can cause loss of hearing and balance problems, and in severe cases can be life-threatening. It is estimated that about one in 40,000 people has NF2. Approximately 50% of people with NF2 do not have a family history of the condition. Current treatment involves surgical removal of the tumors, which provides temporary relief of symptoms but bears a significant risk of hearing loss and other complications.

About REC-2282 (OSU-HDAC42)

REC-2282 is a pan-histone deacetylase (HDAC) inhibitor. There are multiple lines of evidence that REC-2282 exhibits both histone-independent and acetylation-independent mechanisms, at both epigenetic and cellular levels. The compound was previously in clinical development by Arno Therapeutics (as AR-42) for various solid and liquid tumors. Exploratory investigator-initiated studies have been conducted in patients with vestibular schwannomas and meningiomas. Rights to the compound were returned to OSIF in December 2017.

About Recursion

Recursion is a clinical-stage biotechnology company combining experimental biology and automation with artificial intelligence methods in a massively parallel system to efficiently discover potential drugs for diverse indications, including genetic disease, inflammation, immunology, and infectious disease. Recursion applies causative perturbations to human cells to generate disease models and associated microscopic image data. Recursion’s rich, relatable database of more than a petabyte of biological images generated in-house on the company’s robotics platform enables advanced computer vision and machine learning approaches to reveal drug candidates, mechanisms of action, and potential toxicity, with the eventual goal of decoding biology and advancing new therapeutics to radically improve lives. Recursion is headquartered in Salt Lake City. Learn more at https://recursionpharma.com/, or connect on Twitter, Facebook, and LinkedIn.

Media Contacts:

Kevin Lynch, Ph.D.

Recursion

press@recursionpharma.com

Jessica Yingling, Ph.D.

Little Dog Communications

+1-858-344-8091

jessica@litldog.com

Source: Recursion